Exhibit 1A-11

Consent of Independent Auditors

We agree to the inclusion in the Offering Circular on Form 1-A dated July 26, 2023, of Multi-Housing Income REIT, LLC, of our report, dated July 3, 2023, relating to the consolidated financial statements of Multi-Housing Income REIT, LLC as of and for the years ended December 31, 2022 and 2021.

/s/ CohnReznick LLP

CohnReznick LLP

New York, New York

July 26, 2023